EXHIBIT10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), effective as of April 7, 2010 (“Effective Date”), is made by and between Emergent BioSolutions Inc. (“Emergent”), with a principal office at 2273 Research Blvd., Suite 400, Rockville, MD 20850, and Denise Esposito (“Consultant”).  Emergent and Consultant are hereinafter referred to individually as “Party” or collectively as the “Parties”.  The Parties hereby agree as follows:

1. Services; Performance Standards.  Consultant agrees to perform services (“Services”) for Emergent as set forth in Exhibit A.  Services shall be provided in accordance with the terms of this Agreement, any specific requirements as mutually agreed in writing, and best industry standards applicable thereto.  Consultant shall (a) provide the facilities and supplies necessary to perform Services unless otherwise specified, (b) report to the authorized contact(s) identified in Exhibit A or such other person(s) as Emergent or its Affiliates may designate from time to time in writing, and (c) provide Emergent with deliverables and reports described in Exhibit A, or such other reports as Emergent or its Affiliates may from time to time request.  “Affiliate” shall mean any direct or indirect, current or future subsidiary of a Party, or any other entity controlled by, under common control with, or which controls such Party.  “Control” shall mean direct or indirect possession of at least fifty percent (50%) of another entity’s voting equity (or other comparable interest for a non-corporation), or the power to direct or cause the direction of the management or policies of such entity whether through ownership of securities, by contract or otherwise.

2. Payment.  Emergent shall compensate Consultant for Services rendered as set forth in Exhibit A based on invoices submitted by Consultant and in accordance with the terms of this Agreement, provided that no invoice shall be required for payment of the retainer set forth in Exhibit A.  All invoices shall reference the Emergent Accounting Codes designated in Exhibit A, and, if Consultant bills on an hourly basis, be accompanied by a timesheet signed by the Parties that details the hours worked.  Invoices shall be payable within forty-five (45) days of receipt by Emergent.  Payment of an invoice shall be in full compensation for the corresponding Services performed unless expressly otherwise agreed in writing by the Parties.  Consultant shall not receive employee benefits (such as paid vacation, sick leave or any insurance benefits) from Emergent even if Consultant is physically situated at Emergent’s offices.  Consultant shall be fully responsible for payment of all income taxes, social security taxes, and for any other taxes or payment which may be due and owing by Consultant as the result of fees or amounts paid to it by Emergent under this Agreement, and Consultant shall indemnify and hold harmless Emergent from and against any such tax or payment.

3. Expenses.  Emergent shall reimburse Consultant for out-of-pocket expenses reasonably incurred in the performance of Services in addition to the compensation detailed in Exhibit A.  Consultant shall submit monthly invoices detailing and categorizing expenses incurred during the immediately preceding month and shall provide supporting documentation as reasonably required by Emergent.  Expenses shall not be marked up and shall not exceed fifteen percent (15%) of Maximum Compensation for the applicable invoice period without prior written pre-approval by Emergent.  All travel must be in accordance with the Emergent Corporate Travel, Food and Lodging Policy.  This Agreement relates to the provision of Services only, and Consultant shall not purchase equipment, goods, software or other tangible or intangible property for which it will seek reimbursement from Emergent without Emergent's express, prior written authorization.

4. Confidential Information.  Consultant acknowledges that this Agreement creates a confidential relationship between the Parties, and that, in order to perform the Services, Consultant or its members, principals, directors, shareholders, officers, employees, agents, affiliates and advisors (collectively, “Representatives”) may need to have access to certain commercially valuable, proprietary, and non-public information that Emergent considers to be Confidential Information.  “Confidential Information” means any and all written, oral, electronic, graphic or other information relating directly or indirectly to Emergent or the business, products, markets, customers, suppliers, condition (financial or otherwise), operations, assets, liabilities, results of operations, cash flows or prospects of Emergent that is delivered, disclosed or furnished by or on behalf of Emergent to Consultant or its Representatives, whether before, on or after the Effective Date hereof, or which Consultant or its Representatives otherwise learns or obtains, through observation or through analysis of such information, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by Consultant or its Representatives to the extent such material contains, reflects or is directly based upon, in whole or in part, such information.  Confidential Information may include, without limitation, technical information, business plans, identification or characterization of biological or other materials, results and/or design of experiments or preclinical or clinical testing, know-how, trade secrets, methods, methodologies, designs, specifications, clinical protocols, data, inventions, improvements, intellectual properties, devices, processes, procedures, financial analysis, accounting policies and procedures, employee staffing, employee compensation and benefits, manuals and marketing and advertising strategies disclosed directly or indirectly by Emergent to Consultant (whether prepared by Emergent, its advisors or otherwise). Consultant agrees to keep confidential and not, without the prior written consent of Emergent, publish, disclose to any third party or use (except for purposes of performance under this Agreement) any Confidential Information. The obligations of this paragraph do not pertain to information which is generally known or hereafter becomes generally known to the public through no fault of Consultant or which is disclosed by Consultant with the written approval of Emergent.  Consultant shall return all Confidential Information to Emergent upon completion of the corresponding Services hereunder or upon Emergent’s request.  Consultant shall be entitled to disclose Confidential Information as required by applicable law, regulation or court order only to the extent necessary to comply therewith; provided, however, Consultant shall, if reasonably practicable, provide Emergent an opportunity to seek to prevent disclosure of, or to obtain a protective order for, such Confidential Information by giving advance written notice of such required disclosure; provided further, that Consultant shall make such required disclosures in consultation with Emergent and shall cooperate with Emergent in connection with efforts to obtain any protective order or other remedy.

5. Ownership of Work. Consultant shall promptly disclose to Emergent in writing all data, information, documents, materials and inventions relating to or arising out of Services, and agrees that all right, title, and interest in and to the foregoing shall belong to and be the property of Emergent.  Consultant hereby assigns all its rights in the foregoing to Emergent and agrees, without further payment by Emergent, to make any further assignments and execute all documents necessary to effect Emergent's title thereto in all countries of the world.  All documents and materials prepared by Consultant in the performance of Services constitute works-for-hire and shall belong to and be the exclusive property of Emergent, and shall be surrendered by Consultant to Emergent upon request.

6. Independent Contractor.  With respect to the subject matter hereof, the Parties are and remain independent contractors.  This Agreement shall not be deemed to create an employer/employee relationship, joint venture, partnership, association, or agency between the Parties.  Consultant is not authorized to incur or create any obligation (express or implied) on behalf of Emergent or to bind Emergent in any manner whatsoever.

7. Term; Termination.  This Agreement is effective as of the Effective Date and shall continue in effect for twelve (12) months thereafter or until the Agreement otherwise terminates under this Section (“Term”); provided, however, that in the event that any amendment thereto is then pending, the Term shall be automatically extended until the Services to be provided under such amendment are completed.  This Agreement shall terminate upon the expiration of the Term or the first to occur of (a) the date Emergent provides Consultant with written notice that this Agreement is being terminated for “cause” where Consultant:  (i) commits any act of embezzlement, theft or fraud against Emergent; (ii) is convicted of a felony or any crime involving moral turpitude, whether or not related to Services; (iii) commits any act of gross negligence or willful misconduct; or (iv) breaches the representations, warranties or covenants contained in this Agreement; or (b) the date on which either Party terminates the Agreement for convenience on not less than thirty (30) days’ prior written notice.  Upon termination of this Agreement, neither Party shall have further liability to the other Party, except for Emergent’s obligation for payment in accordance with the terms of this Agreement for Services provided prior to the termination date.  The provisions of Sections 2 – 5, 7, and 9 – 12, shall survive the expiration or termination of this Agreement for any reason.

8. Representations and Warranties. In addition to any other representations and warranties set forth in this Agreement, Consultant represents and warrants that Consultant:  (a) will perform Services in a competent, diligent and workmanlike manner consistent with the expected industry standards of professional conduct; (b) has not ever been debarred, and any Consultant representative who provides any portion of the Services has not been debarred, pursuant to the United States Food, Drug and Cosmetic Act, or been excluded from any federal health care program (including Medicare or Medicaid), and Consultant will notify Emergent immediately if any of the foregoing occurs; (c) will perform Services for Emergent and has been advised of the restrictions and obligations set forth in this Agreement, including without limitation, the requirements of confidentiality and compliance with laws; (d) has full power to enter into and fully perform this Agreement and has the full and unrestricted right to disclose to Emergent any information Consultant makes available to Emergent under this Agreement; and (e) in the event Consultant is employed by a third party, Consultant has verified that the Services do not present a conflict with Consultant’s primary employment and that Consultant has the right and authority to authority to enter into this Agreement and to comply with the requirements of Section 5 (Ownership of Work).

9. Compliance with Laws.  Consultant shall perform its duties and responsibilities hereunder in accordance with the highest standards of ethical business conduct and not engage in any acts or activities that are illegal or that may adversely affect or reflect upon the business, integrity or goodwill of Emergent.  Consultant shall take no action that it believes might cause (or be construed as causing) Emergent to be in violation of international, federal, state or local laws or regulations, or Emergent’s policies and procedures.  Consultant further agrees, to the extent applicable to performance of the Services, to abide by the Emergent BioSolutions Code of Conduct and Business Ethics policy as posted from time to time on the company’s website.  Without limiting the generality of the foregoing, Consultant represents, warrants and agrees that Consultant will: (a) comply with all applicable laws, rules and regulations, including those governing employment practices (including employee recruiting and hiring), anti-bribery, anti-corruption and anti-gratuities laws or other similar laws; (b) comply with Emergent stated policies and procedures generally applicable to parties operating at Emergent’s offices, including those governing safety, health, harassment, and discrimination; (c) prohibit its staff or any representatives from involvement with the payment or giving of anything of value, either directly or indirectly, to an official of any government, political party or official thereof, any candidate for foreign political office, or any official of an international organization, for the purpose of influencing an act or decision in its official capacity, or inducing that official to use influence with any government, to assist Emergent in obtaining or retaining business for or with, or directing business to, any person, or for obtaining an improper advantage; and (d) certify in writing, at such times as may be requested by Emergent, that Consultant and its Representatives understand, have complied with and are in compliance with the foregoing.  Consultant will immediately advise Emergent if Consultant should learn of or have reason to believe that there has been a violation of any of the foregoing undertakings.

10. Export Control Restrictions.  Each Party acknowledges that, in the course of exchanging Confidential Information, it may desire to have access to certain information about the production and/or development of materials that is subject to export controls by the U.S. Department of Commerce and requires a specific license from that agency before such technology can be transferred outside the United States or disclosed in the United States to nationals of other countries (unless such individuals have been granted U.S. citizenship, permanent residence, or asylee status) (“Controlled Technology”).  Each Party agrees that Controlled Technology will not be transferred or “released” (as that term is defined in Title 15 CFR Sect. 734.2(b)(3)) to the other Party unless and until the disclosing Party notifies the prospective receiving Party that such information constitutes Controlled Technology and the prospective receiving Party agrees in writing to receive such Controlled Technology, and that any such ultimate disclosure or “release” shall be provided under a license or as may be otherwise authorized by the laws of the United States.

11. Dispute Resolution.  All disputes or claims arising hereunder that cannot be resolved by the Parties shall be submitted to non-binding mediation for a period of thirty (30) days, which may be extended by written agreement of the Parties.  If such dispute is not resolved through mediation or otherwise within the specified period, either Party may pursue remedies available to it at law or in equity, subject to the terms of this Agreement.

12. Restriction on Insider Trading.  Emergent BioSolutions Inc. is a publicly traded company on the New York Stock Exchange.  Consultant acknowledges the existence of laws and regulations prohibiting “insider trading,” including the purchase or sale of securities of a company while in the possession of material information that has not been generally disclosed in the marketplace.  Consultant acknowledges and agrees that, to the extent that material nonpublic information of Emergent BioSolutions Inc. or its Affiliates is shared with Consultant to enable Consultant to perform the Services, Consultant covenants and agrees that it will not engage in insider trading or disclose such information to any third parties.

13. Force Majeure.  Neither Party shall be liable for delay or failure in the performance of any of its obligations under this Agreement if and to the extent such delay or failure is due to circumstances beyond the reasonable control of such Party, including but not limited to fires, floods, explosions, accidents, acts of God, war, riot, strike, lockout or other concerted acts of workers, acts of government and shortages of materials. The Party claiming force majeure shall use its commercially reasonable efforts to eliminate or prevent the cause so as to continue performing its obligations under this Agreement.  During such time that the event of force majeure causes such a delay or failure of performance, this Agreement and the Parties’ obligations and responsibilities under it shall be deemed suspended until the event of force majeure ceases.

14. Miscellaneous Provisions.

(a) Non-Waiver.  No delay by or omission of any Party in exercising any right, power, privilege, or remedy shall impair such right, power, privilege, or remedy or be construed as a waiver thereof.

(b) Remedies.  The rights and remedies provided in this Agreement are cumulative and are not exclusive of other rights or remedies provided by law.

(c) Notices.  Any notice hereunder shall be given by first class mail, express mail, or facsimile (followed by confirmation), addressed to the Parties at the addresses given in the preamble of this Agreement, or to such other address as a Party may later designate in writing to the other Party.  Notice of any legal action, claim or other legal matter given by Consultant to Emergent shall be directed to Emergent’s General Counsel at 2273 Research Boulevard, Rockville, Maryland, USA 20850.

(d) Use of Name.  Neither Party shall use the name, tradename or trademark of the other Party in a press release, advertising, publicity or promotional activity without the prior written consent of the other Party.

(e) Severability.  In the event that any section or any part of a section of this Agreement should be declared void, invalid, or unenforceable by any court of law, for any reason, such a determination shall not render void, invalid, or unenforceable any other section or any part of any other section of this Agreement and the remainder of this Agreement shall remain in full force and effect.

(f) Headings.  Headings and titles of parts and sections are for convenience only and have no interpretative significance.

(g) Assignability.  This Agreement may not be assigned by Consultant without Emergent’s prior, express written consent.  Emergent may, without Consultant’s written consent, assign and transfer this Agreement to any Affiliate, in which event Consultant agrees to continue to perform the duties and obligations according to the terms hereof to or for such assignee or transferee of this Agreement.

(h) Amendments.  No modification or amendment to this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgement of any purchase order, quotation, invoice, shipping document or other business form containing terms or conditions different from those set forth in this Agreement, and all such additional terms and conditions are hereby specifically rejected by both Parties.

(i) Governing Law and Jurisdiction.  This Agreement and its interpretation shall be governed by the laws of the State of Maryland without reference to its conflict of law or choice of law provisions.  Any action commenced by a Party to enforce the terms of this Agreement must be brought in the courts of the jurisdiction where the Services were primarily delivered hereunder, and the Parties hereby irrevocably consent to the jurisdiction and venue of such courts to enforce the terms of this Agreement.  The Parties expressly waive any right that they have or may have to a jury trial of any dispute arising out of or in any way related to this Agreement, or any breach thereof.

(j) Integration; Counterparts; Signatures.  This Agreement (including any corresponding exhibits) constitutes the entire agreement of the Parties, supersedes all prior discussions, negotiations and understandings verbal and written, if any, and may only be amended or modified by a written agreement signed by both Parties.  In the event of a conflict between the terms of this Agreement and the terms of any Exhibit or attachment hereto, or any proposal, quotation or any Consultant documentation, the terms of this Agreement shall prevail.  This Agreement may be signed in multiple identical copies, each of which shall be deemed to be an original copy, and each facsimile or electronic copy shall constitute a legally binding, enforceable document.  Electronic signatures shall not be an acceptable means of execution unless both Parties have agreed in writing to the format and standard of such signature.

(k) Advice of Counsel.  EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, Emergent and Consultant have entered into this Agreement as of the Effective Date.

Emergent BioSolutions Inc. By: /s/Jay G. Reilly Name: Jay G. Reilly Title: Acting General Counsel Date: April 28, 2010	Denise Esposito By: /s/Denise Esposito Date: April 28, 2010

Exhibit A

SERVICES

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

1.           Description of Services:  Consultant shall cooperate fully with Emergent in the defense or prosecution of any litigation currently pending or that may be brought in the future against or on behalf of Emergent, whether before a state or federal court, in an arbitral forum or before a state or federal agency, related to the litigation against Protein Sciences Corporation, or any investigation relating to Emergent, if, in the judgment of Emergent or its counsel, your assistance or cooperation is needed due to your personal involvement in or knowledge about the circumstances to which the litigation or investigation relates.  These Services shall include, but not be limited to, being available to meet with counsel to prepare Emergent’s claims or defenses, to prepare for trial, arbitration, discovery or an administrative hearing and to act as a witness when requested by Emergent at reasonable times designated by Emergent.  Consultant shall notify Emergent promptly in the event that Consultant is served with a subpoena or is asked to provide a third party with information concerning any actual or potential complaint or claim against Emergent, dispute with Emergent or investigation or inquiry relating to Emergent.

2.           Reports: Consultant shall provide the Emergent Representative with such reports as requested by Emergent from time to time.

3.           Fees:  In consideration for the Services, Emergent shall pay Consultant (a) a retainer of $6,500.00, and (b) for any specific Services as mutually-agreed in writing, an additional fee at a rate of $300.00 per hour.

4.           Invoicing and Payment:  Invoices shall be sent to and payments made in accordance with the terms of the Agreement, and the following shall apply:

Manner/Location for Payments: First-class mail to Consultant business address

Accounting Codes (Must be noted on invoices for payment to be processed):

G/L No.: 650081                                                                Cost Center:                                10070

Emergent Address for Invoices:	Emergent BioSolutions Inc.
2273 Research Blvd., Suite 400
Rockville, MD 20850
Attn: Accounts Payable

5.           Expenses:  Reimbursable in accordance with the terms of the Agreement.

6.           Contacts:                      Consultant Notices:                        Denise Esposito

Emergent Representative:  Jay Reilly